EXHIBIT 99


Cautionary Statements Pursuant to the Securities
Litigation Reform Act of 1995


The Company wishes to inform its investors of the following important factors that in some cases have affected, and in the future could affect, the Company's results of operations and that could cause such future results of operations to differ materially from those expressed in any forward looking statements made by or on behalf of the Company. Disclosure of these factors is intended to permit the Company to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Many of these factors have been discussed in prior SEC filings by the Company. Though the Company has attempted to list comprehensively these important cautionary factors, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations.

Cyclical Demand -- Demand for new equipment manufactured by the Company tends to be cyclical, responding historically to varying levels of construction and industrial activity, principally in the United States and, to a lesser extent, in other industrialized nations. Other factors affecting demand include the availability and cost of financing for equipment purchases and the market availability of used equipment. Company management regularly monitors these and other factors that affect demand for the Company's equipment. However, predicting levels of demand beyond a short term is necessarily imprecise and demand may at times change dramatically.

Consolidating Customers Base; Rental Companies -- The principal customers for the Company's new equipment are over 110 independent equipment distributors that rent the Company's products and provide service support to equipment users. In recent years, growth in sales to equipment rental companies has outpaced growth in direct sales to end users, resulting in equipment rental companies comprising a larger share of total sales. At the same time there has been substantial consolidation in ownership among rental companies, resulting in a more limited number of major customers comprising a substantial portion of total sales. Unanticipated purchasing decisions by any of these major customers could materially affect overall demand for the Company's products and the Company's financial performance. More generally, during recessionary conditions, demand for equipment by equipment rental companies typically declines more sharply than demand for equipment purchased by end-users.

Manufacturing Capacity -- Despite continuous improvement programs that have achieved substantial improvements in manufacturing efficiency and throughput, the Company's ability to meet additional growth in demand for new equipment is constrained by manufacturing capacity limits. Long lead-times required to fill customer orders adversely affect the Company's ability to compete for new business and subcontracting costs incurred to increase capacity affect profitability. The Company acquired an 109,000 square foot manufacturing facility which should be fully operational in January 1997, and should alleviate capacity constraints for scissor lifts. Capacity to manufacture boom lifts, which comprise a larger percentage of sales, is becoming increasingly limited. The completion of the Company's boom lift facility expansion by the end of calendar 1997 should enhance our ability to meet customer demand for boom lifts. Given the cyclical nature of demand, this investment, or other capital investments to acquire additional lift manufacturing facilities involves significant risks. The Company is also addressing capacity constraints by outsourcing certain production processes and relocating certain manufacturing operations to leased facilities. Ultimately, to service increasing international sales, the Company is considering establishing a manufacturing presence overseas.

Product Liability -- Use of the Company's products involves risks of personal injury and property damage and liability exposure for the Company. The Company insures against this liability through a combination of a self-insurance retention and catastrophic coverage in excess of the retention. The Company monitors all incidents of which it becomes aware involving the use of its products that result in personal injury or property damage and establishes accrued liability reserves on its financial statements based on liability estimates with respect to claims arising from such incidents. Future or unreported incidents involving personal injury or property damage or unanticipated variances between actual liabilities for known incidents and Company estimates may adversely affect the Company's financial performance.

Availability of Product Components -- The Company obtains raw materials and certain manufactured components from third-party suppliers. To reduce materials costs and inventories, the Company relies on supplier partnership arrangements with preferred vendors as a sole source for "just-in-time" delivery of many raw materials and manufactured components. Because the Company maintains limited raw materials inventories, even brief unanticipated delays in delivery by suppliers, including due to labor disputes, impaired financial condition of suppliers, weather emergencies or other natural disasters, may adversely affect the Company's ability to satisfy its customers on a timely basis and thereby affect the Company's financial performance.

Foreign Sales -- A growing component of the Company's business has been export sales to Europe, Latin America and Asia. Maintenance and continued growth of this segment of the Company's business may be affected by changes in trade, monetary and fiscal policies, laws and regulations of the United States and other trading nations and by foreign currency exchange rate fluctuations and the ability or inability of the Company to hedge against exchange rate risks.

Competition; Continued Innovation -- The Company faces substantial competition in the market for its products and some of the Company's competitors are, or in the future may be, owned by larger enterprises that may have greater financial resources and offer wider product lines than the Company. Product line expansion by existing competitors and potential entry by new competitors also may affect the Company's market position. Throughout its history, the Company has devoted substantial resources to product development and has generally succeeded in being a market leader in introducing new high-reach products or incorporating new features and functions into existing products. New products introduced within the prior two years account for typically between 20 and 25 percent of product sales in current years. The
Company also holds certain patents which it believes are valuable. Successful product innovation by competitors that reach the market prior to comparable innovation by the Company or that are amenable to patent protection may adversely affect the Company's financial performance.

Unanticipated Litigation -- The Company occasionally has faced unanticipated intellectual property and shareholder litigation which has involved significant unbudgeted expenditures. The costs and other effects of any future, unanticipated legal or administrative proceedings may be significant.

Dependence Upon Key Personnel -- The Company believes that it has developed a strong management team which intends to continue the Company's growth and profitability. However, the loss or unavailability of certain key management personnel, principally L. David Black, the Company's Chairman of the Board, President and Chief Executive Officer, could adversely affect the Company's business and prospects.